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                                                                       Exhibit 1

FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS


AT THE COMPANY
Carolyn Tiffany
Chief Operating Officer
(617) 570-4614


             FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
        ANNOUNCES ACQUISITION OF 7.5% INTEREST IN ATLANTIC REALTY TRUST
           AND PROPOSAL TO ENTER INTO MERGER DISCUSSIONS WITH ATLANTIC
                                  REALTY TRUST


         FOR IMMEDIATE RELEASE - Boston, Massachusetts- January 12, 2004-First Union Real Estate Equity and Mortgage Investments (NYSE:FUR) announced today that it, together with its affiliate, has acquired 9.75% of the outstanding common shares of beneficial interest in Atlantic Realty Trust (NASDAQ: ATLRS) and that it has made a formal proposal to Atlantic Realty Trust to have Atlantic Realty Trust merged with and into First Union.

         For additional information with respect to the proposed merger, reference is made to the Schedule 13D filed today by First Union with the Securities and Exchange Commission.


                               -------------------

         Certain statements contained in this press release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Further information about these matters and the risks generally with respect to First Union can be found in First Union's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.


         First Union Real Estate Equity and Mortgage Investments is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.



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